Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 26, 2019 (except for the fourth paragraph of Note 1, as to which the date is January 17, 2020), with respect to the consolidated financial statements of aTyr Pharma, Inc. incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-235951) and the related Prospectus of aTyr Pharma, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

February 5, 2020